Exhibit 5.3

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH 45201

Employer Identification Number:
Date: JUN 30 2015	91-1589568
DLN:
AGRIUM US INC	17007043099014
C/O PERKINS COIE LLP	Person to Contact:
SUSAN J DALEY	TROY C WERNER ID# 31295
131 S DEARBORN ST STE 1700	Contact Telephone Number:
CHICAGO, IL 60603-5559	(513) 263-4749
Plan Name:
AGRIUM US RETAIL 401K SAVINGS PLAN

Plan Number: 007

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This determination letter is applicable for the amendment(s) executed on 3/22/11.

This letter may not be relied on after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2019. This letter considered the 2012 Cumulative List of Changes in Plan Qualification

                                                                                                                                                        Letter 2002

AGRIUM US INC

Requirements.

We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

/s/ Karen D. Truss
Karen D. Truss
Director, EP Rulings & Agreements

Enclosures:

Publication 794

Letter 2002